FOR IMMEDIATE RELEASE

CONTACTS:   Corporate Contact:                    Investor Relations
            John Carlson                          Harriet Fried
            Exec VP & CFO                         Lippert/Heilshorn & Associates
            480-505-4869                          212-838-3777

                           Alanco's StarTrak Announces
                           $1 Million GenTrak Contract
                          -----------------------------

(Scottsdale, AZ - January 7, 2010) - Alanco Technologies, Inc., (NASDAQ: ALAN), announced today that it's StarTrak Systems subsidiary, the leading provider of wireless monitoring and management services to the refrigerated ("Reefer") transportation industry, has been awarded a $1 million expansion contract for additional GenTrak genset-integrated monitoring equipment from a current major refrigerated container customer. Gensets provide reefer power for refrigerated containers while on land and StarTrak's GenTrak system allows the customer to monitor genset fuel usage, reefer operational status and GPS location of containers. The container owner is able to immediately identify certain events, such as genset or reefer malfunction, and out of route situations, which could negatively affect shipment delivery and quality.

Equipment delivery under the new contract has commenced, with approximately 75% completion expected during the Company's current fiscal third quarter, ending March 31, 2010. The completed order will also contribute an additional $200,000 in annual monitoring fees under a multi-year data services agreement.

Tom Robinson, StarTrak's Executive Vice President commented, "We are pleased to continue to grow with our refrigerated container customers by providing state-of-the-art wireless monitoring services that improve shipment delivery and quality, with a significant contribution to our customers' ROI. This large GenTrak expansion contract further extends our overall market leadership in providing management services to the refrigerated transport industry."

Alanco Technologies, Inc. provides wireless monitoring and asset management solutions through its StarTrak Systems subsidiary. StarTrak Systems is the dominant provider of tracking, monitoring and control services to the refrigerated or "Reefer" segment of the transportation marketplace, enabling customers to increase efficiency and reduce costs of the refrigerated supply chain. For more information, visit the Alanco website at www.alanco.com or StarTrak Systems at www.startrak.com.

EXCEPT FOR HISTORICAL INFORMATION, THE STATEMENTS CONTAINED IN THIS PRESS RELEASE ARE FORWARD-LOOKING STATEMENTS MADE PURSUANT TO THE SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. ALL SUCH FORWARD-LOOKING STATEMENTS ARE SUBJECT TO, AND ARE QUALIFIED BY, RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE EXPRESSED OR IMPLIED BY THOSE STATEMENTS. THESE RISKS AND UNCERTAINTIES INCLUDE, BUT ARE NOT LIMITED TO, REDUCED DEMAND FOR INFORMATION TECHNOLOGY EQUIPMENT; COMPETITIVE PRICING AND DIFFICULTY MANAGING PRODUCT COSTS; DEVELOPMENT OF NEW TECHNOLOGIES THAT MAKE THE COMPANY'S PRODUCTS OBSOLETE; RAPID INDUSTRY CHANGES; FAILURE OF AN ACQUIRED BUSINESS TO FURTHER THE COMPANY'S STRATEGIES; THE ABILITY TO MAINTAIN SATISFACTORY RELATIONSHIPS WITH LENDERS AND REMAIN IN COMPLIANCE WITH FINANCIAL LOAN COVENANTS AND OTHER REQUIREMENTS UNDER CURRENT BANKING AGREEMENTS; AND THE ABILITY TO SECURE AND MAINTAIN KEY CONTRACTS AND RELATIONSHIPS.
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